Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 16, 2015, relating to the financial statements and financial highlights which appears in the September 30, 2015 Annual Report to Shareholders of QS International Equity Fund (formerly known as QS Batterymarch International Equity Fund) (one of the funds comprising Legg Mason Global Asset Management Trust) which is incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

May 26, 2016